Contact:	Chris Paterson
Chief Executive Officer
(954) 796-3651
cpaterson@careguide.com

CAREGUIDE ELECTS WILLIAM C. STAPLETON TO BOARD OF DIRECTORS

Coral Springs, Florida (August 18, 2006) – Patient Infosystems, Inc. and subsidiaries, d/b/a CareGuide (the Company) (OTCBB: PATY), a national disease and healthcare management company, today announced that William C. Stapleton was elected to the Company’s Board of Directors, effective immediately. The addition of Mr. Stapleton increases the number of Board members to six.

Mr. Stapleton’s career includes extensive healthcare experience. He currently serves as chief executive officer for Healthplanone, which he founded in October 2005. Healthplanone is a web-based health insurance brokerage firm that focuses on marketing individual and family health insurance and small business health insurance. Prior to founding Healthplanone, he served from 2003 to 2005 as commercial products and underwriting officer of Health Net, Inc., a managed healthcare company, where he was responsible for the Medicaid programs and product development for Health Net’s Northeast managed care division. In 2003, Mr. Stapleton founded Assured Remit, LLC, a healthcare consulting company. Also during his career, he served as chief financial officer of CCN Managed Care, Inc., a managed healthcare company and subsidiary of HCA, Inc.; regional chief financial officer and regional general manager for Oxford Health Plans, Inc.; and chief financial officer of Health Partners, Inc., a physician practice management company. He has also served as a director and chairman of the audit committee of America Service Group, a leading provider of correctional healthcare services. Mr. Stapleton began his career with KPMG Peat Marwick. He received a B.A. degree in economics and accounting from Holy Cross College and an MBA degree from Harvard Business School.

“We are very pleased to have Bill join our Board of Directors,” said Chris E. Paterson, president and chief executive officer of CareGuide. “He brings to the Company’s Board a wide range of financial and operational expertise and experience and a track record of success in various aspects of the healthcare arena. We look forward to his valuable guidance as we continue to develop and implement our strategic plan for CareGuide’s future.”

Headquartered in Coral Springs, Florida, CareGuide (formerly known as Patient Infosystems, Inc.) is a national health and care management company. CareGuide’s technology platform translates population data into actionable information, leading to individualized care plans. The Company’s multidisciplinary care management team is focused on consistent execution of physician-guided, evidence-based care planning, producing optimal health outcomes by empowering individuals and connecting a fragmented healthcare support system. Visit www.careguide.com for more information.

This release contains information about management's view of the Company's future expectations, financial results, plans and prospects, and its ability to add customers, expand service offerings to existing customers and improve its operating results in future periods that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Company's financial condition, its ability to sell its products, its ability to compete with competitors and the growth of the healthcare market as well as other factors that are discussed in the Company's filed Annual Report on Form 10-KSB for the fiscal year ended March 31, 2006, filed with the SEC on June 29, 2006, and the Company’s Quarterly Report on Form-10QSB for the quarter ended June 30, 2006, as well as other documents the Company files with the SEC.

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